{LETTERHEAD OF ALEX. BROWN CASH RESERVE FUND, INC.}













  August 8, 1995


  Dear Shareholder:

            Earlier this summer you received a proxy for a shareholders meeting of the Fund. We have yet to achieve a quorum (votes from 50% of the assets) and have had to postpone the meeting day by day.

            The limited response is partly the result of our outside vendor who sent some incorrect procedures for you to use if you wanted to respond by telephone and in some cases omitted the return envelope for those who wanted to respond by mail. For these errors we extend our sincere apologies.

            Your vote and the shareholder meeting it will facilitate are important to us. To make this as easy as possible, we have engaged a proxy solicitation firm which will begin calling shareholders and taking responses over the phone.

            In the event you are called, we ask you to vote. We hope you will vote in favor of both the new directors and the new management contract, but in any event please vote.


  Sincerely yours,



  /s/ W. James Price                 /s/ Richard T. Hale
  W. James Price                     Richard T. Hale
  Chairman                           President






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